As filed with the Securities and Exchange Commission on July 30, 2019

Registration No. 333-232276

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Obalon Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3841	26-1828101
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
(844) 362-2566

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Plovanic
President and Chief Financial Officer
Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
(844) 362-2566

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

B. Shayne Kennedy Drew Capurro Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 Tel: (714) 540-1235	Merrill M. Kraines Thomas E. Mitchell Pepper Hamilton LLP 650 Eighth Avenue, 37th Floor New York, NY 10018 Tel: (212) 479-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Form S-1 Registration Statement (Registration No. 333-232276) of Obalon Therapeutics, Inc. is being filed solely to include updated exhibits to the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all which will be paid by the Registrant. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., filing fee.

Amount
Securities and Exchange Commission registration fee	$2,091
Financial Industry Regulatory Authority, Inc. filing fee	3,088
Accountant’s fees and expenses	60,000
Legal fees and expenses	406,000
Transfer agent’s fees and expenses	5,000
Miscellaneous	123,821
Total expenses	$600,000

Item 14.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the General Corporation Law of the State of Delaware are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the General Corporation Law of the State of Delaware, our restated bylaws provide that:

•	we are required to indemnify our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to very limited exceptions;

•	we may indemnify its other employees and agents as set forth in the General Corporation Law of the State of Delaware;

•
we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.
We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought. The indemnification provisions in our restated certificate of incorporation, restated bylaws and the indemnification agreements to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We maintain insurance policies under which our directors and executive officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

Item 15.    Recent Sales of Unregistered Securities.

The following is a summary of all securities that we have sold within the past three years without registration under the Securities Act, after giving effect to the one-for-ten reverse stock split effected on July 24, 2019:

•
On August 23, 2018, we sold 549,451 shares of our common stock for aggregate gross proceeds of approximately $10.0 million pursuant to a Securities Purchase Agreement with the investors named therein. The purchase price for each share was $18.20. The shares were offered and sold to accredited investors in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•
On December 27, 2018, we issued 22,818 shares of common stock to Lincoln Park Capital Fund, LLC as an initial fee for its commitment to purchase shares of our common stock pursuant to the Purchase Agreement dated December 27, 2018 between us and Lincoln Park Capital Fund, LLC. The shares were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

		Incorporated by Reference to
Exhibit Number	Description	Form	Exhibit	Filing Date
1.1	Form of Underwriting Agreement
3.2	Restated Certificate of Incorporation	S-1	3.2	9/26/16
3.3	Certificate of Amendment to the Restated Certificate of Incorporation	8-K	3.1	6/14/18
3.3(a)	Certificate of Second Amendment to the Restated Certificate of Incorporation	8-K	3.1	7/24/19
3.4	Restated Bylaws	S-1	3.4	9/26/16
4.1	Form of Common Stock Certificate	S-1	4.1	9/9/16
4.2	Form of Amended and Restated Investors’ Rights Agreement dated April 29, 2016 among the Registrant and certain of its stockholders	S-1	4.2	9/9/16
4.3	Securities Purchase Agreement by and among Obalon Therapeutics, Inc. and the investors signatory thereto, dated August 22, 2018	S-3	4.3	8/31/18
4.4	Registration Rights Agreement by and among Obalon Therapeutics, Inc. and the investors signatory thereto, dated August 22, 2018	S-3	4.4	8/31/18
4.5	Form of Pre-Funded Warrant (included in Exhibit 1.1)
4.6	Form of Representative’s Warrant (included in Exhibit 1.1)
5.1	Opinion of Latham & Watkins LLP	S-1/A	5.1	7/25/19
10.1	Form of Indemnity Agreement by and between the Registrant and its directors and officers	S-1	10.1	9/26/16
10.2‡	2008 Stock Plan and form of award agreements thereunder.	S-1	10.2	9/9/16
10.3‡	2016 Equity Incentive Plan and form of award agreements thereunder	S-1	10.3	9/26/16
10.4‡	First Amendment to 2016 Equity Incentive Plan	10-K	10.4	2/22/19
10.5‡	2016 Employee Stock Purchase Plan and form of enrollment agreement	S-1	10.4	9/26/16
10.6‡	Amendment to Obalon Therapeutics, Inc. 2016 Employee Stock Purchase Plan	8-K	10.1	5/4/18
10.7‡	Obalon Therapeutics, Inc. Bonus Plan	S-1	10.11	9/26/16
10.8‡	Obalon Therapeutics, Inc. Director Compensation Program	10-Q	10.2	8/2/17
10.9‡	Form of CEO Retention Agreement	10-Q	10.6	11/10/16
10.10‡	Form of Executive Retention Agreement (Non-CEO)	10-Q	10.7	11/10/16
10.11‡	Form of Non-Employee Director Option Agreement.	10-K	10.8	2/23/17
10.12‡	Offer Letter dated June 9, 2008 between the Registrant and Andrew Rasdal	S-1	10.5	9/26/16
10.13‡	Offer Letter dated June 16, 2008 between the Registrant and Mark Brister	S-1	10.6	9/26/16
10.14‡	Offer Letter dated November 24, 2008 between the Registrant and Amy VandenBerg	S-1	10.7	9/26/16
10.15‡	Offer Letter dated January 26, 2016 between the Company and William Plovanic	10-Q	10.1	5/10/17
10.16‡	Offer Letter dated August 14, 2017 between the Company and Kelly Huang	10-K	10.14	3/5/18
10.17‡	Form of Executive Retention Agreement (Non-CEO) (April 2018)	10-Q	10.1	5/10/18

10.18	Leases dated October 3, 2011 and November 23, 2015 between the Registrant and Pleta & San Gal Trusts dba: Ocean Point Tech Centre, and related amendments.	S-1	10.8	9/9/16
10.19	Amendment to Lease, dated January 30, 2017, by and between Pleta & San Gal Trusts dba: Ocean Point and Registrant.	10-K	10.13	2/23/17
10.20	Fourth Amendment to Lease dated May, 2018 between Gildred Development Company, DBA Ocean Point and Obalon Therapeutics, Inc.	8-K	10.1	6/5/18
10.21*	Distribution Agreement dated June 26, 2013 between the Registrant and Bader Sultan & Bros. Co. W.L.L., as amended	S-1	10.9	9/9/16
10.22	Loan and Security Agreement dated June 14, 2013 between the Registrant and Pacific Western Bank (as successor in interest to Square 1 Bank), as amended	S-1	10.10	9/9/16
10.23	Third Amendment to Loan and Security Agreement, dated December 21, 2016, between the Registrant and Pacific Western Bank	10-K	10.16	2/23/17
10.24	Fourth Amendment to Loan and Security Agreement, dated June 9, 2017, between the Company and Pacific Western Bank	10-Q	10.1	8/2/17
10.25	Fifth Amendment to Loan and Security Agreement	10-Q	10.1	8/2/18
10.26	Purchase Agreement, dated December 27, 2018, by and between the Company and Lincoln Park Capital Fund, LLC	8-K	10.1	12/27/18
10.27	Registration Rights Agreement, dated December 27, 2018, by and between the Company and Lincoln Park Capital Fund, LLC	8-K	10.2	12/27/18
10.28	Form of Restricted Stock Unit Award pursuant to the 2016 Equity Incentive Plan	10-K	10.28	2/22/19
10.29	Form of Securities Purchase Agreement	8-K	10.1	5/28/19
10.30	Consulting Agreement dated May 20, 2019 between the Company and Kelly Huang	10-Q	10.1	7/24/19
10.31	Offer Letter dated May 26, 2019 between the Company and Robert MacDonald	10-Q	10.2	7/24/19
21.1	Subsidiaries of the Registrant	10-K	21.1	2/22/19
23.1	Consent of Independent Registered Public Accounting Firm	S-1/A	23.1	7/25/19
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)	S-1/A	23.2	7/25/19
24.1	Power of Attorney (included on signature page of the initial filing of the Registration Statement)	S-1	24.1	6/21/19

*	Registrant has omitted and filed separately with the SEC portions of the exhibit pursuant to confidential treatment request under Rule 406 promulgated under the Securities Act.
‡	Management contract or compensatory plan or arrangement.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Carlsbad, California, on this July 30, 2019.

OBALON THERAPEUTICS, INC.

By:	/s/ William Plovanic
Name:	William Plovanic
Title:	President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William Plovanic	President, Chief Financial Officer and Director (Principal Executive and Financial Officer)	July 30, 2019
William Plovanic

*	Vice President of Finance (Principal Accounting Officer)	July 30, 2019
Nooshin Hussainy

*	Executive Chairman of the Board of Directors	July 30, 2019
Andrew Rasdal

*	Director	July 30, 2019
Ray Dittamore

*	Director	July 30, 2019
Douglas Fisher

*	Director	July 30, 2019
Les Howe

*	Director	July 30, 2019
Kim Kamdar

*	Director	July 30, 2019
David Moatazedi

*	Director	July 30, 2019
Sharon Stevenson

*By:	/s/ William Plovanic
William Plovanic
Attorney-in-Fact